CALCULATION OF EARNINGS PER SHARE

                                    Exhibit 11

CAM Designs Inc                                                            $

EPS Calculations for period June 1, 1999 to August 31, 1999

Total loss as per unaudited interim financial statements                (37,899)

Net loss per total weighted average                                       (0.01)